Exhibit 99.1

Unaudited Supplemental Financial Information
EnLink Midstream Partners, LP
As a supplement to the financial information included in EnLink Midstream Partners, LP's (the "Partnership") Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the "Quarterly Report"), the Partnership is furnishing the following table, which segregates the results of operations of EnLink Midstream Holdings, LP ("EMH") from the Partnership's other operations. The table below reflects the following for the quarter ended June 30, 2014:

•	the Partnership's results of operations excluding the operations of EMH;

•	the results of operations of 100% of EMH on a stand-alone basis;

•	the elimination of the 50% of the net income of EMH attributable to the non-controlling interest in EMH held by EnLink Midstream, LLC; and

•	the Partnership's results of operations on a consolidated basis.

	Three Months Ended June 30, 2014
	Partnership Excluding EMH	EMH	Eliminations	Partnership Consolidated
	(in millions)
Revenues:
Revenues	$751.8	$—	$—	$751.8
Revenues - affiliates	16.0	157.8	—	173.8
Loss on derivative activity	(1.6)	—	—	(1.6)
Total revenues	766.2	157.8	—	924.0
Operating costs and expenses:
Purchased gas, NGLs, condensate and crude oil	661.9	—	—	661.9
Operating expenses	39.3	32.2	—	71.5
General and administrative	16.1	8.7	—	24.8
Depreciation and amortization	38.0	34.7	—	72.7
Total operating costs and expenses	755.3	75.6	—	830.9
Operating income	10.9	82.2	—	93.1
Other income (expense):
Interest expense, net of interest income	(13.0)	—	—	(13.0)
Income from equity investments	0.6	3.9	—	4.5
Gain on extinguishment of debt	0.8	—	—	0.8
Other expense	(0.1)	—	—	(0.1)
Total other income (expense)	(11.7)	3.9	—	(7.8)
Income (expense) from continuing operations before non-controlling interest and income taxes	(0.8)	86.1	—	85.3
Income tax provision	(0.6)	(0.6)	—	(1.2)
Net income (loss)	(1.4)	85.5	—	84.1
Net income attributable to the non-controlling interest	—	—	42.7	42.7
Net income (loss) attributable to EnLink Midstream Partners, LP	$(1.4)	$85.5	$(42.7)	$41.4